Exhibit 99.1
Ken McBride Appointed to NerdWallet's Board of Directors

SAN FRANCISCO, April 1, 2022 -- NerdWallet, Inc. (Nasdaq: NRDS), a website and app that provides consumers and small businesses with trustworthy financial guidance, today announced the appointment of Ken McBride, former Chairman and CEO of Stamps.com (Nasdaq: STMP), to its Board of Directors.

During Ken’s 20-year tenure as CEO of Stamps.com, the Company grew its revenue and profit at a consistent compounded growth rate of approximately 25% per year, and grew its enterprise value from less than $25 million to more than $6.5 billion. Ken and his team successfully acquired and integrated six domestic and international companies, and they transformed the Company from a small business mailing solution into a worldwide leader in small, medium and large business ecommerce shipping software. During his last full year as CEO, Stamps.com had 1 million paying subscribers that collectively purchased and printed $20 billion worth of postage representing over $200 billion in gross merchandise value—more than 15% of all U.S. ecommerce gross merchandise that year.

“Ken brings a wealth of relevant and diverse experience to NerdWallet’s Board,” said Tim Chen, co-founder and CEO of NerdWallet. “I’m very impressed by his leadership of Stamps.com and the success of that company over the course of the 20 years he was at the helm. I look forward to Ken’s partnership and guidance as NerdWallet moves into the next phase as a publicly traded company.”

“NerdWallet has an incredibly talented group of employees on a very exciting mission, and I am honored to join them in their journey as a member of their Board of Directors,” said Ken McBride. “The Company has already experienced very impressive success, and I look forward to partnering with Tim and his team to support them and to contribute in any way that I can as they look to continue to expand and grow their business.”

NerdWallet also announced James “Jim” Robinson III will be retiring from its Board to focus his time on the next generation of RRE Ventures portfolio companies. A Founder and General Partner at RRE Ventures, Jim has served as a board member of NerdWallet since 2017.

“We’re grateful to Jim for all of his guidance to NerdWallet and we wish him the very best in the future,” said Chen.

About NerdWallet

NerdWallet (Nasdaq: NRDS) is on a mission to provide clarity for all of life's financial decisions. As a personal finance website and app, NerdWallet provides consumers with trustworthy and knowledgeable financial information so they can make smart money moves. From finding the best credit card to buying a house, NerdWallet is there to help consumers make financial decisions with confidence. Consumers have free access to our expert content and comparison shopping marketplaces, plus a data-driven app, which helps them stay on top of their finances and save time and money, giving them the freedom to do more. NerdWallet is available for consumers in the US, UK and Canada.

“NerdWallet” is a trademark of NerdWallet, Inc. All rights reserved. Other names and trademarks used herein may be trademarks of their respective owners.

For more information, visit NerdWallet.com.

Contacts

Keely Spillane
press@nerdwallet.com

Jack Nichols
IR@nerdwallet.com